Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER

EARNINGS PER SHARE OF $0.52

•	Quarterly and year to date revenues, pre-tax profit margin and earnings per share up significantly compared to prior year

•	Quarterly advisory revenues of $83.1 million, up 84% compared to prior year’s second quarter; year to date advisory revenues up 39% compared to prior year’s first half

•	Compensation ratio for the quarter and year to date at 53% of total revenues consistent with full year 2012 ratio

•	Pre-tax profit margin of 29% for the quarter and 28% year to date

•	Repurchased 531,558 shares of our common stock during the second quarter through open market transactions

NEW YORK, July 17, 2013 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $86.7 million, net income allocated to common stockholders of $15.5 million and diluted earnings per share of $0.52 for the quarter ended June 30, 2013.

The Firm’s second quarter 2013 total revenues compares to total revenues of $47.3 million for the second quarter of 2012, which represents an increase of $39.4 million, or 83%. Advisory revenues for the quarter were $83.1 million compared to $45.1 million for the second quarter of 2012. Investment revenues for the second quarter of 2013 were $3.6 million compared to $2.2 million in the second quarter of 2012.

For the six months ended June 30, 2013, total revenues were $166.3 million compared to $130.0 million for the comparable period in 2012, an increase of 28%. Advisory revenues for the six months ended June 30, 2013 were $164.5 million compared to $118.4 million over the same year to date period in 2012. Investment revenues for the six months ended June 30, 2013 were $1.8 million compared to $11.6 million for the same period in 2012.

The Firm’s second quarter net income allocated to common stockholders compares to net income allocated to common stockholders of $2.2 million and diluted earnings per share of $0.07 in the second quarter of 2012, which represents increases of $13.3 million and $0.45 per share, respectively. On a year to date basis, net income allocated to common stockholders was $29.1 million through June 30, 2013 compared to $18.4 million for the comparable period in 2012, which represents an increase of $10.7 million, or 58%. Diluted earnings per share for the six months ended June 30, 2013 were $0.96 compared to $0.60 for the same period in 2012.

The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We are pleased with our quarterly and first half results relative to what has continued to be a very difficult transaction environment. And we remain on track to achieve each of our four ongoing objectives again this year: increasing market share, maintaining the highest profit margin among our peers, paying a strong dividend and maintaining a flat or declining share count. Our year to date advisory revenues were up 39% compared to last year, and our pre-tax profit margin was 28%. While there were far fewer transactions in the market generally, our number of active clients and level of retainer fees year to date were comparable to last year, suggesting a continued high level of engagement with clients which should eventually lead to more transaction announcements. We particularly benefited in the first half from a larger number of lead roles on major transactions, resulting in more large fees compared to last year. Our results were heavily driven by activity in North America, consistent with market activity generally. And our revenues were heavily weighted toward traditional M&A, as highly accommodating financing markets meant there was little restructuring activity. Our revenue from capital raising advisory was likewise lower in the first half, but a strong backlog there makes us hopeful for an increase for the full year”, Robert F. Greenhill, Chairman, said.

“Consistent with the view we have expressed since early this year, it is now clear that we remain in a relatively weak transaction environment despite strong corporate balance sheets, rising equity markets and favorable financing conditions. Global announced transaction volume for the first half was down 15%1. If the second half continues at the same pace, global volume for the full year will be the weakest in a decade, and European volume will be the lowest since 1997. Given that a few very large transactions have somewhat skewed the statistics, the number of announced $1 billion or greater transactions looks worse than the deal volume figures, down 18%1 year to date and on track for down 23% for the full year if the first half pace continues. But despite those sobering statistics, we are very pleased that clients have continued to reward our independent, pure advisory business model with an increasing share of the transaction advisory market. Our first half advisory revenue was up substantially from last year, while it appears that our large bank competitors will show a further decline in aggregate advisory revenue. In each of the past four years we grew advisory revenue faster than that large bank group, by margins ranging from 8 to 26 percentage points. For the full year 2013, we expect to outpace the large bank group by a margin in the middle to high end of that range, with that group likely to show an aggregate double digit decline in advisory revenue and our Firm most likely to show a modest increase. We also believe we are on track to achieve our other goals, with a pre-tax profit margin likely to be well ahead of our peers on a comparable GAAP accounting basis, with a dividend funded using only about half of our operating cash flow and with our share count held flat or better. Looking ahead, we see many sources of potential upside to our business. We believe that transaction activity will ultimately rebound like it always has after extended periods of low activity, that our continued market share gains position us well for meaningful revenue gains at that time, and that our continued cost discipline positions us well to again achieve the kind of very high profit margins we generated in past periods of high market activity”, Scott L. Bok, Chief Executive Officer, commented.

[1]	Global M&A announced transaction volume for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. Source: Thomson Financial as of July 16, 2013.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three and six month periods ended June 30, 2013 and 2012, respectively:

	For the Three Months Ended
	June 30, 2013		June 30, 2012
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$83.1	96%	$45.1	95%
Investment revenues	3.6	4%	2.2	5%

Total revenues	$86.7	100%	$47.3	100%

	For the Six Months Ended
	June 30, 2013		June 30, 2012
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$164.5	99%	$118.4	91%
Investment revenues	1.8	1%	11.6	9%

Total revenues	$166.3	100%	$130.0	100%

Advisory Revenues

Advisory revenues were $83.1 million in the second quarter of 2013 compared to $45.1 million in the second quarter of 2012, an increase of 84%. The increase in advisory revenues in the second quarter of 2013 as compared to the same period in 2012 resulted primarily from an increase in the number and size of completed assignments offset by a decline in announcement and opinion fees.

For the six months ended June 30, 2013, advisory revenues were $164.5 million compared to $118.4 million for the comparable period in 2012, representing an increase of 39%. This increase resulted principally from an increase in the number and size of completed assignments, offset in part by a slight decrease in announcement and opinion fees and fund placement fees. At the same time, worldwide completed M&A volume increased by 4% from $994 billion in the first six months of 2012 as compared to $1,039 billion in the first six months of 20132.

Completed assignments in the second quarter of 2013 included:

•	the representation of Aimia in the renewal process for Aeroplan’s financial card portfolio;

•	the sale by the AMP Capital owned Jeminex of its Industrial & Safety division to Bunzl plc;

•	the acquisition by ASML Holding NV of Cymer, Inc.;

[2]	Global M&A completed transaction volume for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. Source: Thomson Financial as of July 16, 2013.

•	the representation of Azelis S.A. on the refinancing of its syndicated debt package;

•	the sale of Coventry Health Care, Inc. to Aetna;

•	the acquisition by Fifth Street Finance Corp. of Healthcare Finance Group, LLC;

•	the acquisition by Inergy LP from Crestwood Holdings of Crestwood Holdings’ general partner interest and incentive distribution right interest in Crestwood Midstream;

•	the sale by Mi9 of its 30% holding in iSelect;

•

the representation of the Special Committee of the Board of Directors of Par Petroleum Corporation in connection with certain aspects of its acquisition of Tesoro Hawaii, LLC from Tesoro Corporation; and

•	the sale by Transpower New Zealand (The New Zealand Government owned electricity transmission company) of its wholly owned subsidiary, d-cyphaTrade Limited, to the Australian Securities Exchange.

During the second quarter of 2013, our capital advisory group served as global placement agent on behalf of private equity and real estate funds for five interim closings of limited partnership interests in such funds. We also advised on the secondary market sale of two limited partnership interests.

Investment Revenues

For the second quarter of 2013, the Firm recorded investment revenues of $3.6 million compared to $2.2 million in the second quarter of 2012. The increase in investment revenues of $1.4 million principally resulted from an increase in the quoted market value of Iridium Communications Inc. (“Iridium”) offset by a loss in our merchant banking fund investments.

For the six months ended June 30, 2013, the Firm recorded investment revenues of $1.8 million compared to $11.6 million for the six months ended June 30, 2012. The decrease in investment revenues of $9.8 million resulted principally from a smaller increase in the quoted value of our investment in Iridium and a loss in our investment in merchant banking funds in 2013 as compared to a gain in 2012.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions, unaudited)
Net realized and unrealized gains/(losses) on investments in merchant banking funds	$(3.4)	$0.4	$(3.4)	$1.1
Deferred gain on sale of certain merchant banking assets	—	0.1	0.1	0.1
Net realized and unrealized gain in Iridium	6.7	1.4	4.6	9.7
Interest income	0.3	0.3	0.5	0.7

Total investment revenues	$3.6	$2.2	$1.8	$11.6

During the second quarter of 2013, we continued the liquidation of our investment in Iridium with the sale of 885,000 shares at an average price of $6.93 per share for proceeds of $6.1 million. Also during the second quarter of 2013, the Firm agreed to sell to a third party our investment in Greenhill Capital Partners III, L.P. (“GCP III”) for $2.0 million, which represented the book value of our investment. In connection with the above transaction we also eliminated our last remaining commitment to invest in merchant banking funds.

At June 30, 2013, our remaining investments consisted principally of our investment in Iridium, which had a value of $26.1 million, and our remaining investments in previously sponsored and other merchant banking funds of $13.1 million.

The investment gains (or losses) from our investment in Iridium and our investments in our historic merchant banking funds may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, and merger and acquisition opportunities. Revenues recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenues that may be realized and/or recognized in future periods.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2013 were $61.3 million, which compares to $43.8 million of total operating expenses for the second quarter of 2012. This represents an increase in total operating expenses of $17.5 million, or 40%, and resulted principally from an increase in our compensation and benefits expenses in line with increased revenues, as described in more detail below. The pre-tax profit margin for the second quarter of 2013 was 29% as compared to 7% for the second quarter of 2012.

For the six months ended June 30, 2013, total operating expenses were $119.2 million, compared to $101.7 million of total operating expenses for the same period in 2012. The increase of $17.5 million, or 17%, relates principally to an increase in our compensation and benefits expenses, as described in more detail below. The pre-tax profit margin for the six months ended June 30, 2013 was 28% as compared to 22% for the same period in 2012.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions, unaudited)
Employee compensation and benefits expense	$45.9	$28.4	$88.1	$69.6
% of revenues	53%	60%	53%	54%
Non-compensation expense	15.3	15.4	31.1	32.0
% of revenues	18%	33%	19%	25%
Total operating expense	61.3	43.8	119.2	101.7
% of revenues	71%	93%	72%	78%
Total income before tax	25.4	3.5	47.1	28.3
Pre-tax profit margin	29%	7%	28%	22%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the second quarter of 2013 were $45.9 million, which reflected a 53% ratio of compensation to revenue. This amount compared to $28.4 million for the second quarter of 2012, which reflected a 60% ratio of compensation to revenues. The increase of $17.5 million, or 62%, was primarily attributable to the increase in revenues during the period and resulted in an increase in accrued compensation as compared to the same period in the prior year.

For the six months ended June 30, 2013, our employee compensation and benefits expenses were $88.1 million compared to $69.6 million for the same period in the prior year. The increase of $18.5 million, or 27%, resulted principally from the increase in revenues in the first six months of 2013. The ratio of compensation expense to revenues was 53% for the first six months of 2013 as compared to 54% for the same six month period in 2012.

Our ratio of compensation to revenues for the three and six month periods ended June 30, 2013 remained consistent with the compensation ratio we incurred for calendar year 2012.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $15.3 million in the second quarter of 2013 compared to $15.4 million in the second quarter of 2012, reflecting a decrease of $0.1 million. The decrease in non-compensation expenses principally resulted from the benefit of lower amortization of the Australian intangible assets, which were fully amortized in the first quarter of 2013, offset by an increase in travel expenses associated with new business activities.

For the six months ended June 30, 2013, our non-compensation expenses were $31.1 million compared to $32.0 million for the same period in 2012, representing a decrease of $0.9 million, or 3%. The decrease in non-compensation expenses is principally attributable to the aforementioned benefit of the completion of the amortization period of the Australian intangible assets.

Non-compensation expenses as a percentage of revenues for the three months ended June 30, 2013 were 18% compared to 33% for the same period in 2012. The decrease in non-compensation expenses as a percentage of revenues resulted principally from the benefit of spreading our costs over significantly higher revenues earned during the second quarter of 2013 as compared to the same period in 2012.

Non-compensation expenses as a percentage of revenues for the six months ended June 30, 2013 were 19% compared to 25% for the same period in the prior year. The decrease in non-compensation expenses as a percentage of revenues resulted from both the spreading of our costs over increased revenues in the first six months of 2013 as compared to the same period in 2012 and a decrease in the amount of costs incurred.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the second quarter of 2013, the provision for income taxes was $9.9 million, which reflects an effective tax rate of 39%. This compares to a provision for income taxes in the second quarter of 2012 of $1.3 million, which reflected an effective tax rate of 36%. The increase in the provision for income taxes in the second quarter of 2013 as compared to the same period in the prior year was attributable to both higher pre-tax income and a higher effective tax rate. The higher effective tax rate results principally from the generation of a greater proportion of our earnings in the United States, which imposes a higher tax rate than the foreign jurisdictions in which we operate.

For the six months ended June 30, 2013, the provision for taxes was $18.0 million, which reflects an effective tax rate of 38%. This compares to a provision for taxes for the six months ended June 30, 2012 of $10.0 million, at an effective tax rate of 35% for the period. The increase in the provision for income taxes in the six months ended June 30, 2013 as compared to the same period in 2012 was due primarily to both higher pre-tax income and a higher effective tax rate due to the generation of a greater proportion of our earnings in the United States, as discussed above.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2013, we had cash of $33.5 million, investments of $39.2 million and short-term debt of $32.3 million.

During the second quarter, the Firm repurchased 531,558 shares of its common stock in open market purchases at an average price of $47.07 per share, for a total cost of $25.0 million. For the six months ended June 30, 2013, the Firm has repurchased 701,367 shares of its common stock in open market purchases and 180,667 restricted stock units from employees at the time of vesting to settle tax liabilities, or in aggregate 882,034 common shares and common stock equivalents at an average price of $51.73 per share, for a total cost of $45.6 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on September 18, 2013 to common stockholders of record on September 4, 2013.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, July 17, 2013, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s second quarter 2013 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 0564994. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10031048. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2012. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Advisory revenues	$83,066	$45,148	$164,513	$118,403
Investment revenues	3,624	2,170	1,767	11,604

Total revenues	86,690	47,318	166,280	130,007
Expenses
Employee compensation and benefits	45,946	28,404	88,128	69,641
Occupancy and equipment rental	4,330	4,477	8,650	8,743
Depreciation and amortization	1,024	1,717	2,752	3,688
Information services	1,913	2,205	3,977	4,089
Professional fees	1,639	1,384	2,753	2,735
Travel related expenses	3,237	2,645	6,481	6,089
Interest expense	247	289	528	508
Other operating expenses	2,940	2,673	5,924	6,179

Total expenses	61,276	43,794	119,193	101,672
Income before taxes	25,414	3,524	47,087	28,335
Provision for taxes	9,927	1,282	17,983	9,959

Consolidated net income	15,487	2,242	29,104	18,376
Less: Net income (loss) allocated to noncontrolling interests	—	—	—	—

Net income allocated to common stockholders	$15,487	$2,242	$29,104	$18,376

Average shares outstanding:
Basic	29,912,161	30,507,700	30,131,291	30,649,957
Diluted	29,920,179	30,512,613	30,171,500	30,656,429
Earnings per share:
Basic	$0.52	$0.07	$0.97	$0.60
Diluted	$0.52	$0.07	$0.96	$0.60
Dividends declared and paid per share	$0.45	$0.45	$0.90	$0.90